Exhibit 99.1

                                n e w s   r e l e a s e

Executive Offices One Parkway North Blvd. Suite 100 Deerfield, IL 60015-2559	For Further Information Contact:
Richard W. Gochnauer
President and Chief Executive Officer
or
Victoria J. Reich
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

FOR IMMEDIATE RELEASE

UNITED STATIONERS INC. INCREASES
STOCK REPURCHASE AUTHORIZATION

DEERFIELD, Ill., August 15, 2007 — United Stationers Inc. (NASDAQ: USTR) announced today that its board of directors approved an expanded stock repurchase program authorizing the purchase of an additional $200 million of the company’s common stock.  This is in addition to the $100 million authorized on May 9, 2007.  United has approximately $32 million remaining under this previous authorization.

“We recently amended our credit agreement to increase our borrowing capacity as well as to provide greater flexibility for share repurchases.  This, combined with our ability to generate strong cash flow, allows us to return value to our shareholders through a continuing share repurchase program,” said Richard W. Gochnauer, president and chief executive officer.

Under the repurchase programs, purchases may be made from time to time in the open market or in privately negotiated transactions.  Depending on market and business conditions and other factors, these purchases may be commenced or suspended at any time without notice.  The company currently has 27.1 million shares outstanding.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: United’s ability to effectively manage its operations and to implement general cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; United’s reliance on independent dealers for a significant percentage of its net sales and therefore the importance of the continued independence, viability and success of these dealers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; prevailing economic conditions and changes affecting the business products industry and the general economy; United’s reliance on key suppliers; the impact of variability in supplier pricing, allowance programs, promotional incentives and other terms, conditions and policies; the impact of variability in customer and end-user demand patterns on United’s product offerings and sales mix and, in turn, on customer rebates payable and supplier allowances earned by United; United’s ability to maintain its existing information technology systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; United’s ability to effectively identify, consummate and integrate acquisitions; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

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Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings.  The company does not undertake to update any forward-looking statement, and investors are advised to consult any further disclosure by United on this matter in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

United Stationers Inc. is North America’s largest broad line wholesale distributor of business products, with net sales for 2006 of $4.5 billion.  The company’s network of 63 distribution centers allows it to offer nearly 46,000 items to its approximately 20,000 reseller customers.  This network, combined with United’s depth and breadth of inventory in technology products, traditional business products, office furniture, and janitorial and breakroom supplies, enables the company to ship products overnight to more than 90% of the U.S. and major cities in Mexico. United’s focus on fulfillment excellence has given it an average line fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate.  For more information, visit www.unitedstationers.com.

The company’s common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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